                                                   Exhibit 99.1
NATIONAL CITY (R)                                  NATIONAL CITY CORPORATION
                                                   P.O. Box 5756
                                                   Cleveland, OH 44101-0756


                                                   News Release

FOR INFORMATION CONTACT:

                          Thomas A. Richlovsky
                          Senior Vice President and Treasurer
                          (216) 575-2126

                          Julie I. Sabroff
                          Vice President, Investor Relations
                          (216) 575-2467

                          For Immediate Release

                NATIONAL CITY ANNOUNCES SHARE REPURCHASE PROGRAM
                ------------------------------------------------


        CLEVELAND, Ohio -- October 27,1998 --National City Corporation (NYSE:NCC) announced that its Board of Directors had authorized, at its October 26 meeting, the repurchase of up to 30 million shares of National City's issued and outstanding common stock, subject to a purchase limit of $2.7 billion. There are approximately 330 million common shares currently outstanding. All shares repurchased will be held as treasury shares for reissue in connection with the Corporation's dividend reinvestment and stock option plans, and for general corporate purposes. The shares will be acquired either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.

        Commenting on the action, David A. Daberko, Chairman and CEO, stated:
"As we look toward 1999, we see the potential for acceleration of earnings driven by the successful implementation of critical business initiatives. This earnings growth will add to an already-strong capital base, so it makes sense to return some of this capital to stockholders by repurchasing the stock. In our view, National City is an exceptionally attractive investment."

        At September 30, 1998, National City's equity-to-assets ratio was 8.75%, well above the estimated median of 7.95% for the nation's 50 largest banks.

        National City Corporation is an $83 billion diversified financial services company headquartered in Cleveland, Ohio. National City operates banks and other financial services subsidiaries principally in Ohio, Michigan, Pennsylvania, Kentucky, Indiana and Illinois. National City can be found on the World Wide Web at www.national-city.com.

        This press release contains forward-looking statements regarding National City's 1999 financial outlook that are subject to risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include the Corporation's ability to execute its business plans, general economic conditions, and other risks detailed from time to time in reports filed with the Securities and Exchange Commission.



                                      -30-